Exhibit 21

The following is a list of significant subsidiaries as of the date hereof and includes the state or other jurisdiction of incorporation. Except as indicated below, each subsidiary does business under its own name. The names of certain subsidiaries are omitted. Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Name of Company	Place of Incorporation

Fortune Brands Outdoors & Security, LLC	Delaware
Fortune Brands Doors, Inc.	Delaware
Therma-Tru Corp.	Ohio
Fiberon Holding Company LLC	Delaware
Fiber Composites, LLC	Delaware
Larson Manufacturing of South Dakota LLC	South Dakota
Larson Manufacturing Company LLC	South Dakota
MasterBrand Cabinets, Inc.	Delaware
Fortune Brands Global Plumbing Group LLC	Delaware
Fortune Brands Global Plumbing Group Holdings II LLC	Delaware
Fortune Brands Global Plumbing Group Holdings III LLC	Delaware
Global Plumbing Group Holdings LLC	Delaware
Moen Incorporated	Delaware